Exhibit 99.1

        Community Bancorp Inc. Announces Retirement of Director

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Jan. 9, 2006--The board of directors of Community Bancorp Inc. (the "Company") (NASDAQ:CMBC), parent company of Community National Bank, announced today the retirement of Director Granger Haugh from the board of Community Bancorp Inc. and the bank subsidiary Community National Bank. The retirement was due to reaching the mandatory retirement age for membership on the board.
    "We want to thank Granger for all the hard work and contributions made to the Company since becoming a member of the Board and wish him well in retirement," stated Gary Deems, Chairman of the Board of the Company. "His past service as a Director, including several years serving as Chairman, contributed to our success and our position as one of the premier banking companies in San Diego and Riverside counties."
    Mr. Haugh joined the Board of Directors of Community National Bank (then Fallbrook National Bank) in 1987 and held the role of Chairman from May 1997 through December 2001. Mr. Haugh's retirement was effective January 4, 2006. The Company does not plan on replacing Mr. Haugh by adding a new Director.

    ABOUT COMMUNITY BANCORP INC.

    Community Bancorp is a bank holding company with $882 million in assets as of September 30, 2005, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves San Diego County and southwest Riverside County with eleven community banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Rancho Bernardo, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon. Information regarding Community Bancorp Inc. and Community National Bank is also available on the Internet at www.comnb.com.

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.



    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com